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                                                               EXHIBIT 99.(M)(1)


                            CLASS B DISTRIBUTION PLAN
                                       OF
                       MERRILL LYNCH ________________ FUND
                                       OF
                  MERRILL LYNCH INVESTMENT MANAGERS FUNDS, INC.
                             PURSUANT TO RULE 12b-1


        DISTRIBUTION PLAN made as of the ___ day of ___________, 2000, by and between Merrill Lynch Investment Managers Funds, Inc., a Maryland corporation (the "Corporation"), on behalf of its series, Merrill Lynch ___________ Fund (the "Fund"), and FAM Distributors, Inc., a Delaware corporation ("FDI").

                              W I T N E S S E T H :
                              --------------------

        WHEREAS, the Corporation intends to engage in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

        WHEREAS, the Fund has been established as a series of the Corporation;
and

        WHEREAS, FDI is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through other securities dealers; and

        WHEREAS, the Corporation proposes to enter into a Distribution Agreement with FDI, pursuant to which FDI will act as the exclusive distributor and representative of the Corporation in the offer and sale of Class B shares of common stock, par value $0.01 per share (the "Class B shares"), of the Fund to the public; and

        WHEREAS, the Corporation desires to adopt this Class B Shares Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Corporation will pay an account maintenance fee and a distribution fee to FDI with respect to the Fund's Class B shares; and

        WHEREAS, the Board of Directors of the Corporation has determined that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and its shareholders.

        NOW, THEREFORE, the Corporation on behalf of the Fund hereby adopts, and FDI hereby agrees to, the terms of the Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:


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        1. The Corporation shall pay FDI an account maintenance fee under the
Plan at the end of each month at the annual rate of 0.25% of average daily net assets of the Fund relating to Class B shares to compensate FDI and securities firms with which FDI enters into related agreements pursuant to Paragraph 3 hereof ("Sub-Agreements") for providing account maintenance activities with respect to Class B shareholders of the Fund. Expenditures under the Plan may consist of payments to financial consultants for maintaining accounts in connection with Class B shares of the Fund and payment of expenses incurred in connection with such account maintenance activities including the costs of making services available to shareholders including assistance in connection with inquiries related to shareholder accounts.

        2. The Corporation shall pay FDI a distribution fee under the Plan at the end of each month at the annual rate of _____% of average daily net assets of the Fund relating to Class B shares to compensate FDI and securities firms with which FDI enters into related Sub-Agreements for providing sales and promotional activities and services. Such activities and services will relate to the sale, promotion and marketing of the Class B shares of the Fund. Such expenditures may consist of sales commissions to financial consultants for selling Class B shares of the Fund, compensation, sales incentives and payments to sales and marketing personnel, and the payment of expenses incurred in its sales and promotional activities, including advertising expenditures related to the Fund and the costs of preparing and distributing promotional materials. The distribution fee may also be used to pay the financing costs of carrying the unreimbursed expenditures described in this Paragraph 2. Payment of the distribution fee described in this Paragraph 2 shall be subject to any limitations set forth in any applicable regulation of the National Association of Securities Dealers, Inc.

        3. The Corporation hereby authorizes FDI to enter into Sub-Agreements with certain securities firms ("Securities Firms"), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, to provide compensation to such Securities Firms for activities and services of the type referred to in Paragraphs 1 and 2 hereof. FDI may reallocate all or a portion of its account maintenance fee or distribution fee to such Securities Firms as compensation for the above-mentioned activities and services. Such Sub-Agreement shall provide that the Securities Firms shall provide FDI with such information as is reasonably necessary to permit FDI to comply with the reporting requirements set forth in Paragraph 4 hereof.

        4. FDI shall provide the Corporation for review by the Board of Directors, and the Directors shall review, at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the account maintenance fee and the distribution fee during such period.

        5. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Corporation and (b) those Directors of the Corporation who are not "interested persons" of the Corporation, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

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        6. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 5.

        7. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding Class B voting securities of the Fund.

        8. This Plan may not be amended to increase materially the rate of payments provided for herein unless such amendment is approved by at least a majority, as defined in the Investment Company Act, of the outstanding Class B voting securities of the Fund, and by the Directors of the Corporation in the manner provided for in Paragraph 5 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in Paragraph 5 hereof.

        9. While this Plan is in effect, the selection and nomination of Directors who are not interested persons, as defined in the Investment Company Act, of the Corporation shall be committed to the discretion of the Directors who are not interested persons.

        10. The Corporation shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 4 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

        IN WITNESS WHEREOF, the parties hereto have executed this Distribution Plan as of the date first above written.

                             MERRILL LYNCH INVESTMENT MANAGERS FUNDS, INC., on behalf of its series, MERRILL
                             LYNCH __________________ FUND



                             By:
                                -----------------------------------------
                                    Name:
                                    Title:

                             FAM DISTRIBUTORS, INC.



                             By:
                                -----------------------------------------
                                    Name:
                                    Title: